Articles of Amendment to the Articles of Incorporation

Certificate of Designation of Series A Convertible Preferred Stock

Of

WMX Group Holdings, Inc.

Pursuant to Section 607.0602 of the Florida Business Corporation Act, WMX Group Holdings, Inc., a corporation organized and existing under the Florida Business Corporation Act (the “Corporation”), in accordance with the provisions of Section 607.0602 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors on November 28, 2012 adopted the following resolution creating a series of 10,000,000 shares of preferred stock designated as “Series A Convertible Preferred Stock,” par value $0.0001 per share:

RESOLVED, that pursuant to the authority conferred upon the Board of Directors in accordance with the provisions of the Articles of Incorporation, a series of preferred stock, par value $0.0001 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

1. Definitions. As used herein, the following terms have the following meanings:

(a) “Affiliate” has the meaning set forth in 12 C.F.R. §225.2(a) or any successor provision.

(b) “Board of Directors” means the board of directors of the Corporation.

(c) A “business day” means any day other than a Saturday or a Sunday or a day on which banks in the State of Florida or New York are authorized or required by law, executive order or regulation to close.

(d) “By-Laws” means the By-Laws of the Corporation, as amended and in effect from time to time.

(e) “Certificate” means a certificate representing one or more shares of Series A Preferred Stock.

(f) “Certificate of Designation” means this Certificate of Designation of Series A Convertible Preferred Stock of WMX Group Holdings, Inc.

(g) “Articles of Incorporation” means the Articles of Incorporation of the Corporation, as amended and in effect from time to time.

(h) “Common Stock” means the common stock of the Corporation, par value $0.0001 per share.

(i) “Corporation” means WMX Group Holdings, Inc., a corporation organized and existing under the Florida Business Corporation Act, and any successor Person.

(j) “Dividends” has the meaning set forth in Section 3.

(k) “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

(l) “Reorganization Event” means (i) any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person; (ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property or assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person; or (iii) any change, including by capital reorganization, reclassification or otherwise (other than a transaction resulting in an adjustment pursuant to Section 3(b) below), of the Common Stock into securities other than Common Stock.

(m) “Series A Liquidation Preference” has the meaning set forth in Section 4(b).

(n) “Series A Preferred Stock” has the meaning set forth in Section 2.

(o) “Voluntary Conversion” has the meaning set forth in Section 5(b)(i).

(p) “Voluntary Conversion Date” has the meaning set forth in Section 5(b)(i).

2. Designation and Amount. There shall be a series of preferred stock of the Corporation, par value $0.0001 per share, which shall be designated “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), and the number of shares constituting that series shall be 10,000,000. Subject to Section 9 below, such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of a certificate in accordance with the provisions of the Florida Business Corporation Act stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number that is less than the number of shares of Series A Preferred Stock then outstanding plus the number of shares of Series A Preferred Stock issuable upon exercise of then outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized and unissued shares of preferred stock, undesignated as to series and available for future issuance.

3. Dividends and Distributions; Adjustments for Combinations and Divisions of Common Stock.

(a) Holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available therefor, non-cumulative Dividends (as defined below) in the amounts determined as set forth in this Section 3, and no more. The Series A Preferred Stock will rank subordinate and junior to all other shares of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Series A Preferred Stock and shall rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to the issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”). The holders of record of Series A Preferred Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount as the Dividends paid on a share of Common Stock, and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless an identical Dividend is payable at the same time on the Series A Preferred Stock; provided, however, that if a stock Dividend is declared on Common Stock, the holders of Series A Preferred Stock will be entitled to a stock Dividend with respect to any shares of Series A Preferred Stock payable solely in shares of Series A Preferred Stock. Dividends that are payable on Series A Preferred Stock will be payable to the holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock. In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Series A Preferred Stock will have no right to receive any Dividends.

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(b) Subject to Section 6 below, in the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the Series A Preferred Stock will, concurrently with the effectiveness of such event, be proportionately split, reclassified, combined, consolidated, reverse-split or otherwise, as appropriate, such that the number of shares of Common Stock and Series A Preferred Stock outstanding immediately following such event shall bear the same relationship to each other as did the number of shares of Common Stock and Series A Preferred Stock outstanding immediately prior to such event.

4. Liquidation, Dissolution or Winding Up.

(a) Rank. The Series A Preferred Stock will, with respect to rights upon liquidation, winding up and dissolution, rank subordinate and junior in right of payment to all other shares of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Series A Preferred Stock and shall rank senior to the Common Stock in respect of the Series A Liquidation Preference as set forth below.

(b) Liquidation Preference. Upon any voluntary liquidation, dissolution or winding up of the Corporation, subject to the rights of any holders of securities to which the rights of the holders of the Series A Preferred Stock are subordinate or on parity, the holders of Series A Preferred Stock shall be entitled to receive, and no distribution shall be made to the holders of shares of Common Stock or any other shares of capital stock of the Corporation ranking junior upon liquidation, dissolution or winding up to the Series A Preferred Stock, unless, prior thereto, the holders of Series A Preferred Stock shall have received an amount (the “Series A Liquidation Preference”) equal to the greater of (i) one tenth of one cent ($0.001) per share of Series A Preferred Stock and (ii) the amount the holder of such share of Series A Preferred Stock would receive in respect of such share if such share had been converted into Common Stock immediately prior to such liquidation, dissolution or winding up (assuming the conversion of all shares of Series A Preferred Stock at such time, without regard to any limitations on conversion of the Series A Preferred Stock).

(c) Payments to Holders of Common Stock. Upon any voluntary liquidation, dissolution or winding up of the Corporation, and upon the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock and any holders of securities to which the rights of the holders of Series A Preferred Stock are subordinate or on parity, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with or into any other corporation or other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

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5. Conversion.

(a) Conversion.

(i) A holder of Series A Preferred Stock shall be permitted to convert shares of Series A Preferred Stock into shares of Common Stock (a “Voluntary Conversion”). In any such conversion, each share of Series A Preferred Stock will convert into one hundred (100) shares of Common Stock. To effect the Voluntary Conversion, the holder shall surrender (the date of such surrender, the “Voluntary Conversion Date”) the certificate or certificates evidencing such shares of Series A Preferred Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation and, in the case of uncertificated shares of Series A Preferred Stock, upon receipt of proper written instructions from the registered holder of such shares of Series A Preferred Stock or by such holder’s attorney duly authorized in writing, and upon compliance with appropriate procedures that may be reasonably required by the Corporation. Upon the surrender of such certificate(s) or uncertificated shares, the Corporation will issue and deliver at such holder a certificate or certificates, or uncertificated shares, for the number of shares of Common Stock into which the Series A Preferred Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the holder’s shares of Series A Preferred Stock, a certificate or certificate(s), or uncertificated shares, representing the number of shares of Series A Preferred Stock that were not converted to Common Stock.

(ii) Shares of Series A Preferred Stock converted in accordance with this Section 5 will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.

(iii) Prior to the close of business on the Voluntary Conversion Date with respect to any share of Series A Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of such shares of Series A Preferred Stock, shall not be deemed outstanding for any purpose, and the holder thereof shall have no rights with respect to the Common Stock (including voting rights) by virtue of holding such share of Series A Preferred Stock.

(iv) All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

(b) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or the By-Laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof, including Section 3(a) and this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the adjustment and conversion rights of the holders of the Series A Preferred Stock against impairment.

(d) Reservation of Shares Issuable upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Series A Preferred Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; provided that if at any time the number of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Series A Preferred Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

6. Reorganization Events. So long as any shares of Series A Preferred Stock are outstanding, if there occurs a Reorganization Event, then a holder of shares of Series A Preferred Stock shall, effective as of the consummation of such Reorganization Event, automatically receive for such Series A Preferred Stock a substantially identical preference security (with the same features on voting rights and conversion as the Series A Preferred Stock as contained in Sections 5 and 8 of this Certificate of Designation) of the Person surviving such Reorganization Event or the parent company of such Person, but in each case each such share of preference security shall not be convertible into Common Stock, but rather shall be convertible into the type and amount of securities, cash and other property to which a holder of one share of Common Stock would have been entitled to receive upon such Reorganization Event.

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7. Maturity; Redemption. The Series A Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designation. The Series A Preferred Stock will not be redeemable at the option of the Corporation or any holder of Series A Preferred Stock at any time. Notwithstanding the foregoing, nothing contained herein shall prohibit the Corporation from repurchasing or otherwise acquiring shares of Series A Preferred Stock in voluntary transactions with the holders thereof. Any shares of Series A Preferred Stock repurchased or otherwise acquired may be cancelled by the Corporation and thereafter be reissued as shares of any series of preferred stock of the Corporation.

8. Voting Rights. The holders of Series A Preferred Stock shall have the right to cast one hundred (100) votes for each share held of record on all matters submitted to a vote of holders of Common Stock (or pursuant to any action by written consent), including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class on all actions to be taken by the holders of Common Stock except to the extent that voting as a separate class or series is required by law.

9. Protective Provisions.

(a) So long as any shares of Series A Preferred Stock are issued and outstanding, the Corporation will not, without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock, whether or not such approval is required by Florida law (i) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Series A Preferred Stock, (ii) increase or decrease the authorized number of shares of Series A Preferred Stock or (iii) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action, that would have the effect of changing any preference or any relative or other right provided for the benefit of the holders of the Series A Preferred Stock.

(b) In the event that the Corporation makes (i) an offer to repurchase shares of Common Stock from all of the holders thereof, or (ii) a tender offer for any shares of Common Stock, the Corporation shall also offer to repurchase or make a tender offer for, as applicable, shares of Series A Preferred Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase and otherwise on terms which would provide the holders of the Series A Preferred Stock consideration and other terms equivalent to the terms offered to the holders of Common Stock assuming the Series A Preferred Stock were so converted.

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10. Notices. Any notice required by the provisions hereof to be given to the holders of Series A Preferred Stock will be deemed given upon the earlier of (i) actual receipt and (ii) three (3) business days after being sent by certified or registered mail, postage prepaid, return receipt requested, and addressed to each holder of record at such holder’s address as it appears on the books of the Corporation.

11. Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

12. Replacement Certificates. In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Corporation’s transfer agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.

13. Other Rights. The shares of Series A Preferred Stock have no rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by the undersigned officer this 28th day of November, 2012.

WMX Group Holdings, Inc.

By:	/s/ Thomas Guerriero
Name:	Thomas Guerriero
Title:	CEO

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